Exhibit 10.30

INVESTMENT ADVISORY SERVICES AGREEMENT

This Agreement is made this 24th day of January, 2006 by and among the American Bar Retirement Association, now called “ABA Retirement Funds” (“ARF”), State Street Bank and Trust Company, as trustee of the American Bar Association Members Retirement Trust and the American Bar Association Members Retirement Trust and the American Bar Association Members Pooled Trust for Retirement Plans (“State Street”) and CitiStreet Advisors LLC (“CitiStreet Advisors”), a wholly owned subsidiary of CitiStreet LLC (“CitiStreet”) and a fifty percent owned affiliate of State Street.

WHEREAS, ARF sponsors the American Bar Association Members Retirement Program (the “Program”) under which it has established the American Bar Association Members Retirement Plan (the “Plan”) and the and the American Bar Association Members Retirement Trust and the American Bar Association Members Pooled Trust for Retirement Plans (the “Trusts”);

WHEREAS, pursuant to an Administrative and Investment Services Agreement, dated November 18, 2002 (the “AISA Agreement”), ARF has engaged State Street to provide certain trustee, investment management and administrative services to the Program and has appointed State Street as trustee of the Trusts;

WHEREAS, under the AISA Agreement, CitiStreet is, and pursuant to this Agreement the parties agree that CitiStreet Advisors shall be treated as “Affiliates” of State Street, the performance of which is indemnified and guaranteed by State Street;

WHEREAS, the investment options available under the Trusts include a discount brokerage feature called the “Self-Managed Brokerage Account,” and investment funds maintained by State Street Bank and Trust Company of New Hampshire (“State Street Trust”), a wholly-owned subsidiary of State Street, as trustee of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”);

WHEREAS, units of beneficial interest in the Collective Trust are registered under the Securities Act of 1933 and offered pursuant to a prospectus filed with the Securities and Exchange Commission, as amended from time to time (the “Prospectus”);

WHEREAS, State Street, in its capacity as trustee of the Trusts, has been delegated the fiduciary discretion and authority to select and appoint an investment advice provider, subject to the provisions of the AISA Agreement, to provide investment advisory services to participants (“Participants”) in the ABA Members Retirement Plan and certain individually designed retirement plans other than target benefit plans (the “Eligible Plans”), regarding the allocation of their accounts under the Eligible Plans among the investment funds offered under the Collective Trust;

WHEREAS, pursuant to such authority State Street has entered into an agreement with Financial Engines Advisors LLC to provide internet based investment advisory services to Participants in the Eligible Plans (the “State Street/FEI Agreement”);

WHEREAS, ARF desires that, in addition to such internet based investment advisory services, the Program provide call center based investment advice services to such Participants and to consolidate the provision of such call center based services with the internet based services through a single investment advisor as more specifically provided herein;

WHEREAS, ARF and State Street have agreed to amend the Plan, the Trusts and the AISA Agreement to provide ARF with the authority, to direct State Street to engage an affiliate of State Street to provide any such investment advisory services to Participants in the Eligible Plans;

WHEREAS, CitiStreet Advisors is an affiliate of State Street and is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, Citistreet has entered into an agreement with Financial Engines Advisors LLC effective as of April 19, 2002 under which it or an affiliate acts as a sub-advisor to CitiStreet in providing investment advice to participants in retirement plans (the “CitiStreet/FEI agreement”);

WHEREAS, ARF desires to authorize and direct the engagement of CitiStreet Advisors, and CitiStreet Advisors desires, to provide such expanded call center based investment advisory services and, in addition, provide internet based investment advisory services which are substantially similar to those being provided under the current State Street/FEI Agreement; and that such internet based investment advisory services to participants and beneficiaries be provided in lieu of the services provided pursuant to the State Street/FEI Agreement, all on the terms and conditions stated herein.

NOW THEREFORE the parties hereto agree as follows:

1.	Investment Advisory Services

(a) ARF hereby authorizes and directs State Street to engage, and State Street hereby engages, on behalf of the Trusts, CitiStreet Advisors to provide investment advice to Participants and beneficiaries under the Eligible Plans in connection with the investment of their account balances under the Eligible Plans (collectively, the “Accounts”) among the investment funds under the Collective Trust. Such Participant investment advice will be provided by CitiStreet Advisors in the manner described in Exhibit A (“Investment Advisory Services), including the utilization of Financial Engines Advisors, LLC (“Financial Engines”) as described therein.

(b) CitiStreet Advisors hereby accepts such engagement and agrees to provide the Investment Advisory Services pursuant to the terms hereof.

(c) CitiStreet Advisors hereby agrees and acknowledges that nothing in this Agreement delegates to CitiStreet Advisors any discretionary authority with respect to either (i) the selection of the investment options available under the Eligible Plans or (ii) the investment of the assets in the Accounts, it being understood that, as of the date hereof, all discretionary decisions regarding the investment options available under the Collective Trust are made by State Street Bank and Trust Company, and all discretionary decisions relating to the allocation of assets in the Accounts among investment options available under the Trusts are made by the Participants or beneficiaries

2.	Acknowledgements and Representations of CitiStreet Advisors

CitiStreet Advisors hereby acknowledges and represents to ARF that:

(a)	CitiStreet Advisors is duly registered as an investment advisor under the Advisers Act and that such registration will remain in effect during the term of this Agreement;

(b)	with respect to the Investment Advisory Services, CitiStreet Advisors is a fiduciary of the Eligible Plans within the meaning of Section 3(21)(A) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

(c)	CitiStreet Advisors is not subject to any of the disqualification’s set forth in Section 411 of ERISA;

(d)	CitiStreet Advisors is duly organized, validly existing, and in good standing under the laws of the state in which it is organized, and has the power and authority to carry on its business as it is now being conducted;

(e)	Financial Engines has represented to CitiStreet that (i) it is independent from CitiStreet and its affiliates and (ii) there is no financial interest (e.g. compensation, fees, etc.), ownership interest, or other relationship, agreement or understanding between Financial Engines and CitiStreet and its affiliates that would limit the ability of Financial Engines to carry out its responsibility beyond the control, direction or influence of CitiStreet;

(f)	The Investment Advisory Services will not result in a transaction prohibited by Section 406 of ERISA that is not exempt under Section 408 of ERISA;

(g)	this Agreement has been duly executed and delivered on behalf of CitiStreet Advisors and is a legal and binding obligation of CitiStreet Advisors enforceable in accordance with its terms.

3.	Acknowledgements and Representations of ARF

ARF	hereby acknowledges and represents to CitiStreet Advisors and State Street that:

(a)	ARF is duly authorized to enter into this Agreement and this Agreement is a legal and binding obligation of ARF enforceable against ARF in accordance with its terms.

(b)	ARF has received a copy of CitiStreet Advisor’s most recently amended Disclosure Statement (Part II of CitiStreet Advisor’s Form ADV), or other document containing at least the information required in Part II, in advance of executing this Agreement; and

(c)	ARF has reviewed the manner in which CitiStreet Advisors will provide investment advice hereunder, as described in Exhibit A, and understands that if Participants or beneficiaries utilize the call center for such investment advice, CitiStreet Advisors will receive additional revenue.

ARF further acknowledges to CitiStreet Advisors that it understands that the Participants may be required by CitiStreet Advisors or Financial Engines to execute certain license and other agreements with CitiStreet Advisors or Financial Engines, as a condition to being entitled to receive the Investment Advisory Services contemplated hereunder.

4.	Standard of Care

CitiStreet Advisors will discharge its duties hereunder (i) with the degree of care, skill, prudence and diligence required under the circumstances that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and (ii) as otherwise required by ERISA and other applicable laws.

5.	Acknowledgements and Representations of State Street

State Street acknowledges and agrees that CitiStreet is and CitiStreet Advisors shall be treated as “Affiliates” of State Street, as defined in the AISA Agreement, and that the provisions of the AISA Agreement regarding the guarantee of performance and the indemnification contained in the AISA Agreement shall be applicable to the services provided by CitiStreet Advisors to the same extent as if such services had been provided by State Street. This Agreement has been duly executed and delivered on behalf of State Street and is a legal and binding obligation of State Street enforceable in accordance with its terms.

6.	Limitation of Liability

State Street and CitiStreet Advisors will have no liability whatsoever under this Agreement and will not be responsible under this Agreement for any loss (including attorney’s fees) or other damages to the extent that such damages result from:

(a)	a breach of fiduciary duty of ARF, other than as provided by section 405 of ERISA;

(b)	incorrect data provided to CitiStreet Advisors or Financial Engines by a Participant or employer that sponsors or has adopted an Eligible Plan; and

(c)	the selection and composition of the investment options available under the Eligible Plans.

The preceding sentence shall not relieve State Street, CitiStreet Advisors or any of their affiliates of any responsibility or liability they may have or incur by reason of any other contractual relationship with respect to, or any other services provided to, ARF or the Eligible Plans.

7.	Fees

The compensation for all services to be rendered by CitiStreet Advisors hereunder will be as provided in the fee schedule attached hereto as Exhibit B.

8.	Term and Termination

The initial term of this Agreement shall be from the Agreement Date and shall continue until it is terminated (i) upon 30 day’s prior written notice by ARF or (ii) on at least 90 days’ prior written notice by CitiStreet Advisors. This Agreement also may be terminated prior to the end of the initial term, or at any time thereafter, upon written notice in the event of Default by the other party.

“Default” by a party means the party’s failure to meet any of its material obligations under the Agreement (other than the obligation to make payments) and to correct its failure within thirty (30) days after written notice of the failure.

9.	Confidentiality

All investment information and advice furnished by each party to the other party or by a Participant to CitiStreet Advisors or Financial Engines will be treated as strictly confidential, shall be used by CitiStreet Advisors only for the purpose of fulfilling its obligations hereunder and shall not be disclosed to any other person, except as required by law, provided, however, that CitiStreet Advisors shall consult with ARF prior to making any such permitted disclosure to the extent possible and shall provide ARF reasonable notice to enable ARF to resist any such disclosure. Notwithstanding the foregoing, ARF acknowledges and agrees that CitiStreet Advisors will disclose to Financial Engines such information concerning the Eligible Plans, the Accounts, and the Participants as is deemed necessary by Financial Engines in connection with its provision of the services contemplated by Exhibit A, provided, however, that Financial Engines has agreed to confidentiality provisions substantially identical to those contained herein.

10.	Reports

CitiStreet Advisors will furnish ARF with such periodic reports as described in Exhibit B, or other information as may be required by applicable law or as ARF may reasonably request. It is understood and agreed that CitiStreet Advisors will not be responsible for the accuracy of any information furnished to CitiStreet Advisors or Financial Engines by ARF (or any of its employees or agents) or any of the Participants.

11.	No Assignment

No assignment of this Agreement in Section 205(a)(2) of the Advisors Act and the applicable regulations and interpretations thereunder) may be made by CitiStreet Advisors without the written consent of ARF.

12.	Entire Agreement; Amendment

This Agreement (including Exhibits A and B attached hereto) constitutes the entire understanding of the parties relating to the subject matter hereof. This Agreement may be amended only by a written instrument with mutual agreement of both parties hereto; provided, however, that CitiStreet Advisors may amend Exhibit A and/or Exhibit B, in its sole discretion, upon 90 days’ prior written notice to ARF.

13.	Binding Agreement

This Agreement will be binding upon, and inure to the benefit of, the parties and their respective successors, permitted assigns, heirs and legal representatives.

14.	Governing Law

To the extent not superseded by federal law, this Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles.

15.	Forum Selection

All disputes arising in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts located within the State of Illinois that have appropriate jurisdiction over the parties’ performance of their obligations under this Agreement, and the parties agree to submit to the exclusive jurisdiction and venue of such courts.

16.	Notices

Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered mail, or by telecopy confirmed by registered or certified mail, or by a nation-wide courier service, to the other party at its address set forth below, or such other address as may from time to time be supplied hereunder by the parties hereto. If mailed, notices will be deemed effective five (5) days after deposit, postage prepaid, in the mail.

If to CitiStreet Advisors:

CitiStreet Advisors LLC

One Heritage Drive, 5S

North Quincy, Massachusetts 02171

Attn: Ray Martin

If to State Street:

State Street Bank and Trust Company

One Heritage Drive, 5S

North Quincy, Massachusetts 02171

Attn: Beth Halbersdadt

If to ARF:

ABA Retirement Funds

541 North Fairbanks Court

Chicago, Illinois 60611-3314

Attn: Executive Director

Telecopier (312) 988-5367

17.	Force Majeure

Notwithstanding anything else in this Agreement, no default, delay or failure to perform on the part of either party (other than a failure to pay monies) shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due to causes beyond the reasonable control of the party charged with such default, including, but not limited to, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, disruption of utilities or communications, action or inaction of governmental authorities, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy, acts of terrorism, nuclear disasters, or default of a common carrier; provided that for the duration of such force majeure the party charged with such default must continue to use all commercially reasonable efforts to overcome such force majeure.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first set forth above.

STATE STREET BANK AND TRUST COMPANY, as		CITISTREET ADVISORS LLC
Trustee and in its corporate capacity

By:	/s/ Beth M. Halberstadt	By:	/s/ Ray Martin
Its:	Vice President	Its:	CEO and President

ABA RETIREMENT FUNDS

		By:	/s/ Donald Schiller
		Its:	President

Exhibit A

Description of Services

CitiStreet Advisors will provide individualized participant investment advice (the “Program”) over the telephone through its investment advisor representatives (“Call Center”), via the internet (“Internet”), and on personalized statements distributed periodically (“Statements”) regarding the investment options under the Collective Trust to Participants in the Eligible Plans.

The Program will take into account all reported assets of the individual and his or her spouse/partner in providing retirement forecasts and advice. The Program will provide recommendations to the individual as to the investments available under the Collective Trust to him or her under the Eligible Plans.

With respect to the investment advice recommendations it delivers to Participants via the Call Center, the Internet, or in Statements, CitiStreet Advisors has engaged an unrelated, independent contractor, Financial Engines Advisors, LLC (“Financial Engines”), to provide the investment advice contemplated by the Program. Financial Engines will develop, implement, and maintain a computer program to provide Internet or intranet-based financial advisory services to the Participants. CitiStreet Advisors will have no responsibility for or involvement in, the development of such computer program; provided, however, that CitiStreet Advisors or its affiliates may provide certain background information to Financial Engines. This computer program will analyze Participant portfolios, market conditions, and investment opportunities available under the Collective Trust and offered in the Eligible Plans, as well as information provided by the Participant through an electronic questionnaire developed by Financial Engines or through telephone communication with CitiStreet Advisor’s Call Center personnel based on questions developed by Financial Engines (as described below). Based on this analysis, the computer program will generate specific portfolio recommendations to the Participant as to the allocation of his account balances under the Eligible Plans among the investment options under the Collective Trust.

The Program will be tailored to the Eligible Plans in accordance with background information provided by CitiStreet Advisors to Financial Engines. The Program will be provided through a web based link to Financial Engines’ website or indirectly through CitiStreet Advisor’s Call Center. CitiStreet Advisors will prepare and deliver Statements and maintain a Call Center that will be made available to those Participants who prefer (generally or in a particular instance) not to access the Program through the Internet. The Call Center will act solely as a non-discretionary conduit for the communication of the information required of the Participant under the Program to Financial Engines and for the communication of the investment advice generated by Financial Engines to the Participant. In obtaining the information required of the Participant, the Call Center representative will use a questionnaire that has been developed by Financial Engines. The Call Center personnel and Statements will not make any recommendations to the Participants (other than communicating the output of Financial Engines’ computer program) or take any other action designed to influence or affect the recommendation generated by the Program or the investment decisions ultimately made by the Participants.

The Program will be based upon the application of economic models and formulae developed by Financial Engines that are not specific to CitiStreet Advisors, the Eligible Plans or the investment options under the Collective Trust and that are based on generally accepted financial planning and investment principles. CitiStreet Advisors will have no role in the development, maintenance or oversight of the software and technology used in the Program, which responsibility will be exclusively the responsibility of Financial Engines. All investment advice provided under the Program will be the product of the application of the foregoing computer program, taking into account the investment options under the Collective Trust under the Eligible Plans and the individual participant data as provided by the Participant. Neither CitiStreet Advisors nor any of its affiliates will have any discretion regarding the output of such computer program. The advice communicated to Participants will not be accessible to CitiStreet Advisors, except to the extent that CitiStreet Advisors will be aware of such result through the operation of the Call Center. The computer program utilized by Financial Engines under the Program will be developed and implemented by computer programmers engaged by Financial Engines each of whom will be independent of CitiStreet Advisors and its affiliates.

Neither CitiStreet Advisors nor Financial Engines will have any responsibility or authority with respect to (i) the investment options available under the Eligible Plans or (ii) the discretionary implementation of the investment advice generated for the Participants by Financial Engines. Participants electing to use the Program can accept or reject some or all of the advice provided to them.

CitiStreet Advisors will pay Financial Engines compensation for its services in connection with the Program. The amount of such compensation will not be affected in any way by the investment advice provided by Financial Engines under the Program or by the manner in which the assets in Participants’ accounts are ultimately invested by the Participants.

State Street shall provide ARF, on an on-going basis, with periodic disclosure concerning the Program, including information regarding (i) the historical performance and rates of return of the investment options under the Collective Trust, (ii) fees and expenses received by CitiStreet Advisors or its affiliates with the services provided hereunder and (iii) any proposed increases in any of such fees.

Exhibit B

Fees

1. Set Up Fee – an initial set up fee of $75,000, which is due and payable in-full within 30 days of the execution of this agreement.

2. Internet Based Advice

The fee for Internet based Advice is reflected in the asset based program expense fee.

3. Call Center Based Advice: This fee will be charged in accordance with the Tiered Fee Schedule set forth below and will only be charged to participants who elect to receive advice through the Call Center and have their account advised and maintained by CitiStreet Advisors:

Investment Advisor Fee

Tiered Fee Schedule

Advised Account Balance	Annual Basis Point Fee	Monthly Basis Point Fee
First $100,000	50 Basis Points	4.167 Basis Points
Next $50,000	45 Basis Points	3.75 Basis Points
Next $50,000	40 Basis Points	3.334 Basis Points
Next $100,000	35 Basis Points	2.917 Basis Points
Next $200,000	25 Basis Points	2.083 Basis Points
Amounts over $500,000	25 Basis Points	2.083 Basis Points

The monthly fees set forth above will be deducted from applicable Participant accounts at the end of each month that the participant account is advised and maintained by CitiStreet Advisors. Participants may discontinue this fee at any time by communicating to the Call Center the request speaking to a CitiStreet Financial Advisor and requesting to discontinue their use of the service.